Exhibit 99.(a)(1)(K)

TRANSCRIPT OF VOICE MAIL FROM BRIAN BEATTIE

Hello, this is Brian Beattie with a message to all U.S. employees, to update you on the progress we’ve made on a tax issue related to our stock options.

Today we launched a tender offer to remedy a number of our stock options  that we consider “discounted” and therefore subject to U.S. tax consequences.  This tender offer provides certain employee shareholders with the ability to amend certain options for a limited period of time.

Not all employees are affected by this situation. In particular, you are not affected if you joined the company after 2005.

In fact, all affected employees have received direct communication from Shareholder Services in previous weeks, so if you haven’t received these communications, then you aren’t affected.

For those who are impacted by this situation, please look for an email that explains the tender offer and how you can participate.

A number of employees have asked why we have discounted options.

So. before I go into the specific actions we are taking today, let me give you a brief background to the situation.

As you know, stock prices change daily, so prior to 2005, in order to ease the impact on employees hired throughout the month, our process was to grant those options at the lowest closing price of the week they were granted.

This caused the options to be discounted for tax and accounting purposes.

The old process caused an immaterial accounting error that we disclosed in our 2005 and 2006 annual reports.

This process was not used for executive officers of Synopsys.

Under Section 409A, a relatively new provision of the US tax code, employees holding some options that are determined to be discounted are subject to substantial additional personal taxes.

So here’s what we’re doing to correct the situation.

First, on behalf of employees, Synopsys will pay all 409A taxes from discounted options exercised on or before February 5, 2007.

Second, Synopsys has launched a tender offer to amend unexercised discounted options to eliminate the discount.

It is each affected employee’s choice whether to participate in the tender offer.

Our goal is to relieve the personal tax burden on our employees.

An article and FAQ’s about our tender offer are posted on Synopsys World.

Again, for those affected, look for an email from Synopsys that will show you how to access the tender offer materials.

Thanks for your patience of the last few weeks and your time this afternoon.